As filed with the Securities and Exchange Commission on March 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hexindai Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13th Floor, Block C, Shimao

No. 92 Jianguo Road

Chaoyang District, Beijing, 100020

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Amended and Restated 2016 Equity Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

801, 2nd Avenue

Suite 403,

New York, NY 10017

(Name and address of agent for service)

+1 (212) 750-6474

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, $0.0001 par value per share	6,312,000	(3)	$1.28	(3)	$8,079,360	$1,005.9
Ordinary Shares, $0.0001 par value per share	881,700	(4)	$11.12	(4)	$9,804,504	$1,220.7
Total	7,193,782	(5)	—		$17,883,864	$2,226.6

(1)              The shares being registered hereby may be represented by American depositary shares, or ADSs, of Hexindai Inc. (the “Registrant”), each ADS representing one ordinary share, par value of $0.0001 per share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-220966).

(2)              This registration statement on Form S-8 (this “Registration Statement”) registers ordinary shares issuable pursuant to the Registrant’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the Plan to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(3)              These shares are issuable upon exercise of outstanding options granted under the Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the exercise price of these options.

(4)              These shares are available for future award grants under the Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the NASDAQ Global Select Market on March 23, 2018 and adjusted for the ordinary share-to-ADS ratio.

(5)              Any ordinary shares covered by an award granted under the Plan (or portion of an award) that is forfeited, cancelled or otherwise expires for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*       Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus dated October 24, 2017  (File No. 333-220720) filed with the Commission on October 25, 2017 pursuant to Rule 424(b)(4) under the Securities Act;

(b) The Registrant’s current reports on Form 6-K filed with the Commission on December 5, 2017, January 31, 2018, February 13, 2018 and March 20, 2018; and

(c) The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-38245) filed with the Commission on October 16, 2017, including any amendment and report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Registrant’s amended and restated memorandum and articles of association, every director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such director or officer’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director and officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.19 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220720), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220720), also provides for indemnification by the underwriter of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.         Exemption From Registration Claimed

Not applicable.

Item 8.         Exhibits.

See the Index to Exhibits attached hereto.

Item 9.         Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)               to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

HEXINDAI INC.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220720) filed with the Securities and Exchange Commission)

4.2

Registrant’s specimen certificate for ordinary shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220720) filed with the Securities and Exchange Commission)

4.3

Form of Deposit Agreement among the Registrant, Citibank, N.A. and the holders and beneficial owners of American depositary shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220720) filed with the Securities and Exchange Commission)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the validity of ordinary shares being registered

10.1

Amended and Restated 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the Registrant’s registration statement on Form F-1 (File No. 333-220720) filed with the Securities and Exchange Commission)

23.1*	Consent of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 27, 2018.

Hexindai Inc.

By:	/s/ Zhou Xinming
Name:	Zhou Xinming
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Zhou Xinming and Zhang Qisen (Johnson), to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for and in such person’s name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities and on the dates indicated.

Signature	Title	Date

/s/ An Xiaobo	Director and Chairman of the Board of Directors	March 27, 2018
Name: An Xiaobo

/s/ Zhou Xinming	Director and Chief Executive Officer	March 27, 2018
Name: Zhou Xinming	(principal executive officer)

/s/ Zhang Qisen (Johnson)	Chief Financial Officer	March 27, 2018
Name: Zhang Qisen (Johnson)	(principal financial and accounting officer)

/s/ Stephen Markscheid	Independent Director	March 27, 2018
Name: Stephen Markscheid

/s/ Guo Dagang	Independent Director	March 27, 2018
Name: Guo Dagang

/s/ David Wei Tang	Independent Director	March 27, 2018
Name: David Wei Tang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Hexindai, Inc., has signed this Registration Statement or amendment thereto in New York, the United States, on March 27, 2018.

Authorized U.S. Representative

By:	/s/ Giselle Manon
	Name:	Giselle Manon
	Title:	Service of Process Officer